Exhibit 10.22

AMENDED AND RESTATED INTEREST AGREEMENT

This Amended and Restated Interest Agreement (this “Agreement”) is entered into on October 24, 2016 (the “Execution Date”), and made effective as of July 22, 2014 (the “Effective Date”), by and between OPIANT PHARMACEUTICALS, INC., a Nevada corporation (the “Company”), and Valour Fund, LLC, a Delaware limited liability company and successor in interest to this Agreement (“Valour”).

WHEREAS, on the Effective Date, the Company entered into that certain interest agreement (the “Initial Interest Agreement”), as amended by a subsequent letter agreement dated October 15, 2014, by and between the Company and a third party (the “Letter Agreement” and, together with the Initial Interest Agreement, the “Initial Agreement”), whereby the third party invested Three Million Dollars (US$3,000,000) (the “Cumulative Investment”) during a period commencing on July 28, 2014 (the “Initial Investment Date”) through March 2, 2015, which funds have been and are being used for the research, development, marketing, commercialization, and any other activities connected to the Company’s treatment to reverse opioid overdoses (now known as NARCAN® (naloxone hydrochloride) Nasal Spray (the “Product”)), operating expenses (excluding investor relations and excluding renting an office), and any other purpose consistent with the goals of the third party (each, a “Purpose”);

WHEREAS, pursuant to the Initial Agreement, the Company, in exchange for the Cumulative Investment, assigned the third party the right to receive a certain amount of the financial return produced by the Product; and

WHEREAS, the third party has since assigned its rights and obligations under the Initial Agreement to Valour, and Valour and the Company now desire to amend and restate the Initial Agreement to (i) reflect the occurrence of events since the Effective Date, (ii) incorporate the terms of the Letter Agreement and (iii) add Valour, and remove the third party, as a party to this Agreement.

NOW, THEREFORE, with reference to the foregoing facts, the Company and Valour agree as follows:

1.           The Interest and Company Buyback Right.

1.1           The third party has previously provided the Cumulative Investment to the Company, which funds may be used for any Purpose.

1.2           The Company hereby agrees to assign to Valour, as the transferee of the third party, the right to receive six percent (6%) of the Net Profit (as defined below) generated from the Product in perpetuity from the Effective Date (the “Interest”). The Interest shall not be transferrable or assignable to an unrelated third party. “Net Profit” shall be defined as any pre-tax revenue received by the Company that was derived from the sale of the Product less any and all expenses incurred by and payments made by the Company in connection with the Product, including but not limited to an allocation of Company overhead based on the proportionate time, expenses and resources devoted by the Company to Product-related activities, which allocation shall be determined in good faith by the Company.

1.3           Notwithstanding any other provisions of this Agreement, at all times after the Effective Date the Company shall have the right to buy back the Interest or any portion of the Interest from Valour by providing written or electronic notice to Valour or one of its representatives (each, an “Authorized Party”). Any such notice shall include the percentage amount of the Interest to be bought back by the Company, and such notice shall also include the dollar amount invested by the third party that equals the percentage amount of the Interest to be bought back by the Company based on a one percent (1%) per each Five Hundred Thousand Dollars (US$500,000.00) of the Cumulative Investment exchange (the “Buyback Amount”). In the event that such notice is provided within two and one half (2½) years of the Initial Investment Date, then the Company shall pay Valour two (2) times the Buyback Amount within ten (10) business days of providing such notice. In the event that such notice is provided after two and one half (2½) years from the Initial Investment Date, then the Company shall pay Valour three and one half (3½) times the Buyback Amount within ten (10) business days of providing such notice. Upon the Company’s paying to Valour the Buyback Amount with respect to the Interest or any portion of the Interest, such Interest or portion of the Interest, as appropriate, shall be deemed either extinguished or transferred or sold back to the Company, at the Company’s direction, and have no further legal effect and the third party shall have no rights with respect to such amount of Interest bought back by the Company. For illustrative purposes, if such a notice is delivered three (3) years after the Effective Date and provides for a Buyback Amount of One Million Dollars (US$1,000,000), which represents a two percent (2.0%) amount of Interest, then the Company shall pay Valour Three Million Five Hundred Thousand Dollars (US$3,500,000), which is equal to three and one half (3½) times the Buyback Amount, within ten (10) business days of such notice and upon such payment all of Valour’s rights related to such two percent (2%) amount of Interest shall cease as Valour shall only own four percent (4%) of Interest.

2.           Net Profit Audits, Updates, Distributions and Other Transactions.

2.1           The Company shall provide Valour with an annual audit of Net Profit (the “Audit”), which Audit shall be completed after the end of each calendar year.  Notwithstanding the foregoing, this Paragraph 2.1 shall not be applicable until the Product generates Net Profit.

2.2           After the end of each quarter of the calendar year, the Company shall provide Valour with a written or electronic update with respect to the status of the Product. If the Product generates Net Profit, then the Company shall also provide Valour with a written or electronic statement of the estimated Net Profit represented by the Interest.

2.3           After the end of each of the first three quarters of the calendar year, the Company shall distribute to Valour eighty percent (80%) of such calendar quarter’s Net Profit represented by the Interest, which amount shall be estimated in good faith by the Company. Upon the completion of the Audit for such calendar year, the Company shall distribute to Valour the Net Profit represented by the Interest for the fourth quarter of the calendar year. In the event that the Audit for such calendar year determines the Net Profit represented by the Interest for the first three quarters of the calendar year (the “Audited NP”) to be greater than the estimated Net Profit represented by the Interest actually paid to Valour for the first three calendar quarters (the “Estimated NP”), then the Company shall distribute to Valour the difference between the Audited NP and the Estimated NP. In the event that the Audit for such calendar year determines the Audited NP to be less than the Estimated NP, then the Company shall deduct the difference between the Estimated NP and the Audited NP from the distribution for the fourth quarter of such calendar year and, if required, each following distribution until such amount is fully deducted.

2.4           In the event that the Product is sold by the Company, then Valour shall receive the percentage Interest that it holds of the net proceeds of such sale, pro rata, and in the form of such net proceeds, after the deduction of all expenses and costs related to such sale. In the event that the Company is sold, then the Company shall engage an independent financial or accounting firm to determine the fair value of the Company which is directly attributable to the Product and Valour shall receive the percentage Interest that it owns of such amount after the deduction of all expenses and costs related to such sale. All other material transactions involving the Product not addressed herein shall be addressed in good faith by the Company and Valour. For illustrative purposes, with a Cumulative Investment equal to Three Million Dollars (US$3,000,000), which represents a six percent (6%) amount of Interest, then in the event that the Product is sold by the Company, Valour shall receive six percent (6%) of the net proceeds of such sale, pro rata, and in the form of such net proceeds, after the deduction of all expenses and costs related to such sale.

3.           Representations and Warranties of the Company.

The Company represents and warrants to Valour that:

3.1           The Company is a public company duly organized, validly existing and in good standing under the laws of Nevada and has all requisite power and authority to carry on its business as now being conducted and as proposed to be conducted.

3.2           This Agreement has been duly executed and delivered by the Company and constitutes a valid and legally binding obligation of the Company enforceable against the Company in accordance with its terms, subject to the effect of bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance and other similar laws relating to or affecting creditors' rights generally, or the availability of equitable remedies.

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4.          Acknowledgement, Agreement and Covenant of Valour.

4.1           No Guarantee of Success. Valour acknowledges that this is a speculative investment involving a high degree of risk and that there is no guarantee of success or that Valour will realize any gain from the Cumulative Investment, and Valour could lose the total amount of its Cumulative Investment.

4.2           Adapt Agreement. All amounts that Valour may be entitled to receive in respect of proceeds received by the Company from the Company’s License Agreement, dated December 15, 2014, by and between the Company and Adapt Pharma Operations Limited, a wholly owned subsidiary of Adapt Pharma Limited (“Adapt”), an Ireland-based pharmaceutical company (the “Adapt Agreement”), or received by the Company from any transaction contemplated by the Adapt Agreement, shall be the responsibility and obligation solely of the Company or its successor. Valour agrees and covenants, for the benefit of the Company and Adapt, Adapt’s successors, assigns and sublicensees and each of their respective shareholders, directors, officers and employees (the “Adapt Parties”), that it shall under no circumstances seek payment or other compensation for any such amount directly from any Adapt Party or assert any claim against any Adapt Party in relation to the Adapt Agreement or any transactions contemplated thereby.

5.          Miscellaneous.

5.1           Notices.  All notices, requests, demands and other communications (collectively, “Notices”) given pursuant to this Agreement shall be electronic or in writing, and shall be delivered by email or by personal service, courier, facsimile transmission or by United States first class, registered or certified mail, postage prepaid, addressed to the party at the address set forth on the signature page to this Agreement.  Any Notice, other than a Notice sent by registered or certified mail, shall be effective when received; a Notice sent by registered or certified mail, postage prepaid return receipt requested, shall be effective on the earlier of when received or the fifth day following deposit in the United States mails.  Any party may from time to time change its address for further Notices hereunder by giving notice to the other party in the manner prescribed in this Paragraph. Notwithstanding the foregoing, the Company may send the information set forth in Paragraphs 2.1 and 2.2 via email. Notwithstanding the foregoing, any Notice may be provided to an Authorized Party as per the terms of this Agreement.

5.2           Entire Agreement.  This Agreement contains the sole and entire agreement and understanding of the parties with respect to the entire subject matter of this Agreement, and any and all prior discussions, negotiations, commitments and understandings, whether oral or otherwise, related to the subject matter of this Agreement are hereby merged herein.

5.3           Successors.  This Agreement shall be binding upon and inure to the benefit of the parties to this Agreement and their respective successors, heirs and personal representatives.

5.4           Waiver and Amendment.  No provision of this Agreement may be waived unless in writing signed by all the parties to this Agreement, and waiver of any one provision of this Agreement shall not be deemed to be a waiver of any other provision.  This Agreement may be amended only by a written agreement executed by all of the parties to this Agreement.

5.5           Governing Law.  This Agreement shall be construed in accordance with the laws of the State of Nevada without giving effect to the principles of conflicts of law thereof.

5.6           Third Party Beneficiaries. The Company and Valour agree that the Adapt Parties are express third party beneficiaries solely with respect to Valour’s covenant contained in Paragraph 4.2 of this Agreement and the Adapt Parties may enforce such provision hereof, and that the foregoing covenant is a material inducement to Adapt continuing to be a party to the Adapt Agreement.

5.7           Captions.  The various captions of this Agreement are for reference only and shall not be considered or referred to in resolving questions of interpretation of this Agreement.

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5.8           Execution.  This Agreement may be executed in two or more counterparts, all of which when taken together shall be considered one and the same agreement and shall become effective when counterparts have been signed by each party and delivered to the other party, it being understood that both parties need not sign the same counterpart.  In the event that any signature is delivered by facsimile transmission or by email delivery of a “pdf” format data file, such signature shall create a valid and binding obligation of the party executing (or on whose behalf such signature is executed) with the same force and effect as if such facsimile or “pdf” signature page were an original thereof.

[Signature Page Follows]

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IN WITNESS WHEREOF, the Company and Valour have duly executed this Agreement as of the Execution Date.

OPIANT PHARMACEUTICALS, INC.

By:	/s/ Dr. Roger Crystal

Name:	Dr. Roger Crystal

Its:	Chief Executive Officer

Address: 401 Wilshire Blvd., 12th Floor,
Santa Monica, CA 90401

Attn: Dr. Roger Crystal

Tel.: (424) 252-4756

Email: rcrystal@opiant.com

VALOUR FUND, LLC

By:	/s/ Thomas W. Richardson

Name:	Thomas W. Richardson

Its:	Manager

Address:

Attn:

Tel.:

Email: